Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIME MERIDIAN HOLDING COMPANY REPORTS

THIRD QUARTER RESULTS

TALLAHASSEE, FL – October 27, 2015 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (the “Company”), the parent bank holding company for Prime Meridian Bank (the “Bank”), today announced financial results for the quarter ended September 30, 2015. The Company reported net earnings of $378,000, or $0.19 per basic and diluted share for the quarter ended September 30, 2015, compared to net earnings of $295,000, or $0.17 per basic and diluted share for the quarter ended September 30, 2014. For the first nine months of 2015, the Company reported net income of $1,203,000, or $0.62 per basic and $0.61 per diluted share, compared to net income of $460,000 or $0.28 per basic and $0.27 per diluted share for the same period in 2014. Included in the 2014 third quarter and nine-month results was a higher loan loss provision related to one impaired commercial real estate loan.

Highlights

•	Net interest income grew 13.5%, or $259,000, to $2.2 million over the prior year third quarter and 16.5%, or $891,000, to $6.3 million over the prior year nine month period due primarily to increased loan production.

•	Mortgage banking revenue continued its positive trend, increasing $89,000 or 83.2%, to $196,000 over the prior year quarter and $172,000, or 73.2%, to $407,000 over the prior year nine month period.

•	Total assets of the Company have grown 16.3% since December 31, 2014 to $244.7 million at September 30, 2015.

•	Since December 31, 2014, the Company’s net loan portfolio grew $25.6 million, or 16.9%, to $177.5 million.

Prime Meridian Holding Company • P.O. Box 13629 • Tallahassee, Florida 32317

Phone 850.907.2301 • Fax 850.907.2932

•	For the nine months ended September 30, 2015, the annualized Return on Average Assets was 0.72%, the annualized Return on Average Equity was 6.80%, and the net interest margin was 3.90%.

•	In August 2015, the Company began trading on the OTCQX venue of OTC Markets under the symbol PMHG.

•	In September 2015, the Company opened a new branch in Crawfordville, Florida. This new branch location has already yielded significant deposit and loan opportunities for the Company.

According to Sammie D. Dixon, President and Chief Executive Officer of Prime Meridian Bank and Prime Meridian Holding Company, “Our year-to-date performance has been solid, particularly our growth in loans and mortgage banking revenue. The new office in Crawfordville, Florida has opened to a warm welcome and we are very optimistic about opportunities in that market. We continue to look for other attractive branching and expansionary prospects to expand our footprint.”

Earnings Summary

The Company reported net interest income of $2.2 million for the quarter ended September 30, 2015 compared to $1.9 million for the quarter ended September 30, 2014. The net interest margin for the quarter ended September 30, 2015 was 3.88%, compared to 3.79% for the 2014 third quarter. For the nine months ended September 30, 2015, net interest income totaled $6.3 million, compared to $5.4 million for the comparable period in 2014, and the net interest margin was 3.90% for the nine months ended September 30, 2015, compared to 3.54% a year ago. The increase in net interest income for both periods was driven by higher loan production, partially offset by slight decreases in income from securities and other interest income. Although there continues to be downward pricing pressure on loans, higher average loan balances as a percentage of total interest-earning assets also helped improve the overall yield on interest-earning assets, thereby boosting net interest margin in both periods.

For the quarter ended September 30, 2015, the Company reported a $124,000 loan loss provision, compared to a $206,000 provision in the third quarter of 2014. For the nine months ended September 30, 2015, the Company recorded a $333,000 loan loss provision, compared to a $797,000 provision for the comparable period in 2014. The higher provision in 2014 was primarily caused by one impaired commercial real estate loan.

Noninterest income for the quarter ended September 30, 2015 increased $83,000 from the same period a year ago and noninterest income for the nine months ended September 30, 2015 increased $215,000 over the comparable period in 2014. Growth in mortgage banking revenue predominantly drove the increases for the quarter and the nine-month period ended September 30, 2015.

Prime Meridian Holding Company • P.O. Box 13629 • Tallahassee, Florida 32317

Phone 850.907.2301 • Fax 850.907.2932

Noninterest expense increased $287,000, or 19.6%, to $1.8 million for the three months ended September 30, 2015 compared to the same period a year ago. For the nine months ended September 30, 2015, noninterest expense totaled $4.8 million, a $379,000 increase over the comparable period in 2014. The rise in noninterest expense for both year-over-year periods is primarily attributed to higher salaries and employee benefits and occupancy and equipment expense as the Company expanded its employee base from forty-one full-time equivalent employees at September 30, 2014 to fifty-four full-time equivalent employees at September 30, 2015 and opened a new banking office.

Balance Sheet

As of September 30, 2015, the Company had grown to $244.7 million in total assets, $214.4 million in deposits, and $177.5 million in portfolio net loans. This compares to $210.4 million in total assets, $184.0 million in deposits, and $151.9 million in portfolio net loans as of December 31, 2014. Growth in assets is primarily due to expansion of our loan portfolio.

The Bank has grown from year-end across all sectors of loans, except consumer. The composition of the Bank’s loan portfolio consisted of the following:

(In thousands)

	September 30, 2015		December 31, 2014
	Amount	% of Total	Amount	% of Total
Commercial real estate	$56,472	31.4%	$52,661	34.2%
Residential real estate and home equity	66,835	37.2%	51,858	33.7%
Construction	17,625	9.8%	15,876	10.3%
Commercial	35,883	20.0%	30,755	20.0%
Consumer	2,848	1.6%	2,877	1.8%

Total Loans	$179,663	100.00%	$154,027	100.00%

Deferred loan costs (fees), net	237		(60)
Allowance for loan and lease losses	(2,429)		(2,098)

Loans, net	$177,471		$151,869

Total stockholders’ equity totaled $24.3 million, or 9.9% of total assets, at September 30, 2015, compared to $22.9 million, or 10.9% of total assets, at December 31, 2014, and book value per share increased from $11.78 at December 31, 2014 to $12.51 at September 30, 2015. Equity capital and book value per share have increased from December 31, 2014 due mostly to retained earnings. The Bank was considered to be “well capitalized” at September 30, 2015, with a 9.87% Tier 1 leverage Capital ratio, a 12.82% Common Equity Tier 1 Risk-Based Capital Ratio, a 12.82% Tier 1 Risk-Based Capital Ratio, and a 14.07% Total Risk-Based Capital Ratio, all above the minimum ratios to be considered “well capitalized.”

Prime Meridian Holding Company • P.O. Box 13629 • Tallahassee, Florida 32317

Phone 850.907.2301 • Fax 850.907.2932

Asset Quality

Loans totaling $199,000 were deemed to be impaired under the Bank’s policy at September 30, 2015, while loans totaling $237,000 were deemed to be impaired under the Bank’s policy at December 31, 2014. At September 30, 2015, we had three non-accruing loans in the aggregate amount of $199,000, compared to two non-accruing loans, totaling $171,000, at December 31, 2014. There were net charge-offs of $2,000 for the quarter ended September 30, 2015.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state- chartered non-member bank. Founded in 2008, the Bank serves its primary market of the Tallahassee Metropolitan Statistical Area, but also serves clients in the North Florida, South Georgia, and South Alabama markets. The Bank currently has three office locations, two in Tallahassee, and a third branch in Crawfordville, Florida. As of September 30, 2015, the consolidated Company had 54 full-time equivalent employees. For more information about Prime Meridian Holding Company, please visit our website at www.primemeridianbank.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify these forward-looking statements. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiary or on the Company’s current plans, estimates, and expectations. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. Factors that could have a material adverse effect on our operations and the operations of our subsidiary, Prime Meridian Bank, include, but are not limited to various risks, uncertainties, and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy, and liquidity. These factors should not be construed as exhaustive. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other reports and statements the Company has filed with Securities and Exchange Commission which are available at the SEC’s website (www.sec.gov). We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Tables Follow

Prime Meridian Holding Company • P.O. Box 13629 • Tallahassee, Florida 32317

Phone 850.907.2301 • Fax 850.907.2932

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	September 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Cash & cash equivalents	17,980	7,555
Securities available for sale	39,830	42,397
Loans, held for sale	2,034	1,871
Loans, net	177,471	151,869
Federal Home Loan Bank stock	402	186
Premises & equipment, net	4,063	3,563
Deferred tax asset	446	362
Accrued interest receivable	608	624
Bank-owned life insurance	1,650	1,613
Other assets	252	318

Total Assets	244,736	210,358

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing demand deposits	50,314	43,148
Savings, NOW and money-market deposits	141,681	122,166
Time deposits	22,378	18,657
Federal Home Loan Bank advance	5,000	—
Other borrowings	—	2,699
Official checks	366	368
Other liabilities	666	453

Total Liabilities	220,405	187,491

Total Stockholders’ Equity	24,331	22,867

Total Liabilities and Stockholders’ Equity	244,736	210,358

Prime Meridian Holding Company • P.O. Box 13629 • Tallahassee, Florida 32317

Phone 850.907.2301 • Fax 850.907.2932

Prime Meridian Holding Company and Subsidiary

Consolidated Statements of Earnings (Unaudited)

(Dollars in thousands except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Interest income:
Loans	$2,146	$1,836	$6,126	$5,171
Securities	202	229	667	677
Other	10	13	31	57

Total interest income	2,358	2,078	6,824	5,905

Interest Expense:
Deposits	179	155	507	468
Other borrowings	4	7	18	29

Total interest expense	183	162	525	497

Net interest income	2,175	1,916	6,299	5,408
Provision for loan losses	124	206	333	797

Net interest income after provision for loan losses	2,051	1,710	5,966	4,611

Noninterest income:
Service charges and fees on deposit accounts	37	32	110	107
Mortgage banking revenue	196	107	407	235
Income from bank-owned life insurance	12	13	37	39
Gain on sale of securities available for sale	—	18	42	18
Other income	45	37	130	112

Total noninterest income	290	207	726	511

Noninterest expense:
Salaries and employee benefits	959	829	2,571	2,454
Occupancy and equipment	328	243	890	664
Professional fees	69	65	306	326
Marketing	95	68	304	224
FDIC Assessment	28	34	83	94
Other	271	224	672	685

Total noninterest expense	1,750	1,463	4,826	4,447

Earnings before income taxes	591	454	1,866	675
Income taxes	213	159	663	215

Net earnings	378	295	1,203	460

Basic earnings per share	$0.19	$0.17	$0.62	$0.28
Diluted earnings per share	$0.19	$0.17	$0.61	$0.27

Prime Meridian Holding Company • P.O. Box 13629 • Tallahassee, Florida 32317

Phone 850.907.2301 • Fax 850.907.2932

Prime Meridian Holding Company and Subsidiaries

Financial Highlights

Dollars in thousands, except per share data

	At or for the
	Three Months Ended		Nine Months Ended		Year Ended
	September 30,		September 30,		December 31,
	2015	2014	2015	2014	2014	2013
	(Unaudited)		(Unaudited)
Per Share Data:
Earnings per share - Basic	$0.19	$0.17	$0.62	$0.28	$0.59	$0.77
Earnings per share - Diluted	$0.19	$0.17	$0.61	$0.27	$0.58	$0.76
Book value per share	$12.51	$11.49	$12.51	$11.49	$11.78	$10.92
Weighted average basic shares outstanding	1,945,345	1,785,900	1,944,313	1,671,877	1,709,746	1,497,737
Weighted average diluted shares outstanding	1,949,039	1,787,693	1,956,131	1,687,323	1,726,662	1,518,618
Selected Performance Ratios and Other Data:
Return on average assets(1)	0.65%	0.56%	0.72%	0.29%	0.48%	0.62%
Return on average equity(1)	6.32%	5.81%	6.80%	3.28%	5.21%	7.08%
Average yield on earning assets	4.21%	4.11%	4.22%	3.87%	4.02%	3.94%
Net interest margin	3.88%	3.79%	3.90%	3.54%	3.70%	3.55%
Efficiency ratio(2)	70.99%	68.91%	68.70%	75.13%	72.24%	68.22%
Stockholders’ equity to total assets	9.94%	10.24%	9.94%	10.24%	10.87%	7.92%
Asset Quality Data:
Nonaccrual loans	$199,000	$2,000	199,000	$2,000	$171,000	$0.00
Total non-performing assets	$199,000	$874,000	199,000	$874,000	$171,000	$0.00
Non-peforming assets/ total assets	0.08%	0.43%	0.08%	0.43%	0.08%	0.00%
Net charge-offs (recoveries) to average loans	0.00%	0.38%	0.00%	0.38%	0.28%	0.02%
Regulatory Capital Ratios:
Tier 1 Leverage Capital Ratio	9.87%	9.05%	9.87%	9.05%	9.52%	8.41%
Common Equity Tier I Capital Ratio	12.82%	NA	12.82%	NA	NA	NA
Tier I Risk Based Capital Ratio	12.82%	12.64%	12.82%	12.64%	12.84%	12.41%
Total Capital Ratio	14.07%	13.84%	14.07%	13.84%	14.09%	13.66%

[1]	ROAA and ROAE are annualized
[2]	Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

CONTACT:	Kathy Jones, Chief Financial Officer (850) 907-2301 Prime Meridian Holding Company Website: www.primemeridianbank.com

Prime Meridian Holding Company • P.O. Box 13629 • Tallahassee, Florida 32317

Phone 850.907.2301 • Fax 850.907.2932